EXHIBIT 23.3 — CONSENT OF THE RYDER SCOTT COMPANY, LLP

CONSENT OF RYDER SCOTT COMPANY, L.P.

        Ryder Scott Company has issued a report as of December 31, 2001 of the “Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Case)” of Transmeridian Exploration, Inc. and Subsidiaries. We consent to the references to data in the aforementioned report in the Transmeridian Exploration, Inc. SB-2 Filing, and to the use of our name as it appears in the document.

/s/ RYDER SCOTT COMPANY, L.P.
Houston, Texas
September 9, 2002

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